Exhibit 99.1

Genesis Energy, L.P. Announces Tender Offer for Any and All of Aggregate Principal Amount of Its 5.750% Senior Notes Due 2021

HOUSTON — (BUSINESS WIRE) — Genesis Energy, L.P. (NYSE: GEL) today announced the commencement of a cash tender offer to purchase any and all of the outstanding aggregate principal amount of the 5.750% senior unsecured notes due 2021 that we co-issued with our subsidiary, Genesis Energy Finance Corporation. As of December 4, 2017, $350,000,000 aggregate principal amount of the notes were outstanding. The tender offer is being made pursuant to an offer to purchase and a related letter of transmittal, each dated as of December 4, 2017, and notice of guaranteed delivery. The tender offer will expire at 5:00 p.m., New York City time, on December 8, 2017, unless extended (the “Expiration Time”).

Holders of notes that are validly tendered and accepted at or prior to the Expiration Time will receive in cash the total consideration of $1,021.25 per $1,000 principal amount of notes, plus any accrued and unpaid interest up to, but not including, the settlement date.

The tender offer is contingent upon, among other things, our successful completion of one or more debt financing transactions, including potential debt securities offerings, in an amount sufficient to fund the purchase of validly tendered notes accepted for purchase in the tender offer and to pay all fees and expenses associated with such financing and the tender offer. The tender offer is not conditioned on any minimum amount of notes being tendered. We may amend, extend or terminate the tender offer in our sole discretion.

Tendered notes may be withdrawn at any time prior to the Expiration Time. This press release is neither an offer to purchase nor a solicitation of an offer to sell any notes. The tender offer is being made pursuant to the terms and conditions contained in the offer to purchase, the related letter of transmittal and the notice of guaranteed delivery, copies of which may be obtained from D. F. King & Co., Inc., the information agent and tender agent for the tender offer, by telephone at (877) 864-5057 (toll-free) or, for banks and brokers, at (212) 269-5550 (Banks and Brokers Only) or in writing at D. F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005, Attention: Andrew Beck. We may amend, extend or terminate the tender offer in our sole discretion. Persons with questions regarding the tender offer should contact the dealer manager, Citigroup Global Markets Inc., by telephone at (800) 558-3745 (U.S. toll-free) or (212) 723-6106 (call collect).

Copies of the offer to purchase, the related letter of transmittal and the notice of guaranteed delivery are also available at the following web address: www.dfking.com/genesis.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, sodium minerals and sulfur services, marine transportation and onshore facilities and transportation. Genesis’ operations are primarily located in the Gulf Coast region of the United States, Wyoming and the Gulf of Mexico.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, no assurance can be given that our goals will be achieved, including statements related to the tender offer. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:

Genesis Energy, L.P.

Bob Deere, 713-860-2516

Chief Financial Officer